Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of Your Digital Memories Inc. of our report dated June 8, 2007 on our audit of the financial statements of Your Digital Memories Inc. as of May 31, 2007 and the related statements of operations, stockholders' equity and cash flows from inception June 27, 2006 through May 31, 2007 and for the period then ended, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
June 13, 2007



               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501